Exhibit 99.1

FIRST INDUSTRIAL REALTY TRUST REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

•	Improved Occupancy to 90.1%, Seventh Consecutive Quarterly Increase

•	Leased 22.1 Million Square Feet in 2004

•	Generated Record Net Economic Gains of $97.9 Million in 2004

•	Executed Record Volume of Business with Corporate America

•	Highest Level of New Investment in Six Years

•	Recruited New Talent for Key Markets

CHICAGO, February 23, 2005 – First Industrial Realty Trust, Inc. (NYSE: FR), the nation’s largest provider of diversified industrial real estate, today announced results for the fourth quarter and full year ended December 31, 2004. Diluted net income available to common stockholders was $0.42 per share in the fourth quarter, compared to $0.61 for the fourth quarter of 2003. Net income available to common stockholders in the quarter was $17.5 million, compared to $24.0 million for the fourth quarter of 2003. For the full year 2004, diluted net income available to common stockholders was $2.16 per share, compared to $2.42 for the full year in 2003.

Results for the full year ended December 31, 2004 have been adjusted to comply with EITF D-42. As previously announced, the Company incurred a non-cash charge of approximately $8.0 million, or $0.17 per diluted share/unit in 2004, resulting from the write-off of the initial offering costs associated with the issuance of its Series D Preferred Shares, Series E Preferred Shares and Series H Preferred Shares.

“Shareholders again benefited from our ability to create value through active portfolio and investment management,” said Mike Brennan, president and chief executive officer. “In 2004, we increased occupancy every quarter, generated record net economic gains and achieved our highest level of new investment in six years. We also further strengthened our company through investment in employee training and by adding several key new operational positions, including senior leasing personnel, investment officers for the Washington, DC and Northern California markets, a national head of net lease investments and a vice president of secured debt. We expect industrial real estate fundamentals to continue to improve around the country in 2005 and believe we are well positioned to benefit from this improvement.”

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A summary of the Company’s portfolio and investment performance, and solid financial position is listed below:

Portfolio Performance

•	Occupancy increased in two-thirds of the Company’s markets in 2004.

•	Leased 4.9 million square feet during the quarter and 22.1 million square feet during the year.

•	Increased occupancy to 90.1% at year end, up from 88.4% at year end 2003.

•	Retained tenants in 58.2% of square footage up for renewal during the quarter; 65.2% for the year.

•	Same property net operating income (NOI) increased 0.9% for the quarter.

Investment Performance

•	For the quarter, acquisitions and developments placed in service totaled $145.6 million. This was comprised of $122.8 million of property acquisitions, encompassing 3.0 million square feet, at a stabilized weighted average 9.8% capitalization (cap) rate; and $22.8 million of new developments, encompassing 286,325 square feet, with an expected weighted average first-year stabilized yield of approximately 9.4%.

•	For the year, acquisitions and developments placed in service totaled $483.3 million. This was comprised of $368.0 million of property acquisitions, encompassing 9.2 million square feet, at a stabilized weighted average 9.8% cap rate; and $115.3 million of new developments, encompassing 2.0 million square feet, with an expected weighted average first-year stabilized yield of approximately 8.9%.

•	Development under construction at the end of the quarter stood at $173.2 million.

•	For the quarter, sold $132.5 million of property, including land, at a weighted average 8.1% cap rate and a weighted average 18.4% unleveraged internal rate of return (IRR). For the year, sold $424.6 million of property, including land, at a weighted average 8.3% cap rate and a weighted average 20.6% unleveraged IRR.

•	For the quarter, net economic gains were $20.0 million, comprised of $5.9 million from merchant sales, $4.4 million from land sales and $9.7 million from existing property sales. For the year, net economic gains were $97.9 million, comprised of $60.2 million from merchant sales, $6.4 million from land sales and $31.3 million from existing property sales.

“Our successful spread investing continued in 2004 as we generated a 20.6 percent weighted average unleveraged IRR on total sales of $425 million,” said Johannson Yap, chief investment officer. “Our capital recycling program continues to generate significant profits for shareholders and our pipeline continues to grow.”

Solid Financial Position

•	Fixed-charge coverage improved to 2.5 times and interest coverage improved to 3.0 times for the year.

•	96.5% of the Company’s real estate assets are unencumbered by mortgages.

•	The weighted average maturity of permanent debt at the end of the quarter was 9.4 years, one of the longest in the REIT industry.

•	100% of the Company’s permanent debt is fixed rate.

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“We are making excellent progress with our new joint venture initiative,” said Mike Havala, chief financial officer. “We expect to name a partner and fund our first closing for our development/repositioning JV shortly.”

Supplemental Reporting Measure

Fourth quarter funds from operations (FFO) per share/unit decreased 9.8 percent to $0.83 on a diluted basis, compared to $0.92 per share/unit on a diluted basis for the same quarter in 2003. Fourth quarter FFO decreased 4.3 percent to $40.5 million, compared to $42.3 million for the fourth quarter in 2003. For the full year 2004, FFO per share/unit increased 1.7 percent to $3.53 on a diluted basis, compared to $3.47 per share/unit on a diluted basis in 2003. For the full year 2004, FFO increased 6.2 percent to $167.4 million, compared to $157.7 million in 2003. First Industrial defines FFO as net income available to common stockholders, plus depreciation and amortization of real estate, minus accumulated depreciation and amortization on real estate sold.

Outlook for 2005

Brennan continued, “We expect increasing plant utilization, corporate profits and capital spending to continue to drive absorption and occupancy in 2005, resulting in additional demand for industrial space.

“We are maintaining our guidance for full-year 2005 FFO per share/unit at $3.40 to $3.60, and are revising our guidance for EPS to an estimated range of between $1.60 and $1.80. This estimate assumes same property NOI growth of 1% to 3% in 2005. Sales volume in 2005 is assumed to be approximately $550 million to $650 million with an 8.0% to 9.0% average cap rate, with book gains from property sales/fees of between $105 million and $115 million. Investment volume assumptions for 2005, which include both new developments and acquisitions, are assumed to be approximately $600 million to $700 million with an 8.5% to 9.5% average cap rate. Our assumption for net economic gains for 2005 is between $80 million and $90 million. We are revising our estimate for first quarter 2005 FFO per share/unit to be in the range of $0.70 to $0.80.”

	Low End of	High End of
	Guidance for	Guidance for	Low End of	High End of
	1Q 2005	1Q 2005	Guidance for 2005	Guidance for 2005
	(Per share/unit)	(Per share/unit)	(Per share/unit)	(Per share/unit)

Net Income Available to Common Stockholders	$0.20	$0.30	$1.60	$1.80
Add: Real Estate Depreciation/Amortization	0.57	0.57	2.30	2.30
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(0.07)	(0.07)	(0.50)	(0.50)

FFO	$0.70	$0.80	$3.40	$3.60

Brennan continued, “A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the overall economy, the supply and demand of industrial real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results for 2005. However, I believe that First Industrial has the proper strategic and tactical design to deliver such results. We believe our I-N-D-L infrastructure – with its offensive and defensive characteristics – will continue to support our efforts and prove its value.”

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Company Information

First Industrial Realty Trust, Inc., the nation’s largest provider of diversified industrial real estate, serves every aspect of Corporate America’s industrial real estate needs, including customized supply chain solutions, through its unique I-N-D-L operating platform, which utilizes a pure Industrial focus and National scope to provide Diverse facility types, while offering Local, full-service management and expertise. The Company owns, operates and has under development 82 million square feet of industrial real estate in markets throughout the United States. Building, buying, selling, leasing and managing industrial property in major markets nationwide, First Industrial develops long-term relationships with corporate real estate directors, tenants and brokers to better serve customers with creative, flexible industrial real estate solutions.

Forward-Looking Information

This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

A schedule of selected financial information is attached.

First Industrial Realty Trust, Inc. will host a quarterly conference call at 10:00 a.m. Central time, 11:00 a.m. Eastern time, on Thursday, February 24, 2005. The call-in number is (800) 865-4460 and the passcode is “First Industrial.” The conference call will also be webcast live on First Industrial’s web site, www.firstindustrial.com, under the “Investor Relations” tab. Replay will also be available on the web site.

The company’s fourth quarter supplemental information can be viewed on First Industrial’s website, www.firstindustrial.com, under the “Investor Relations” tab.

Contact:	Sean P. O’Neill
SVP, Investor Relations and Corporate Communications
312-344-4401

Mike Daly
Director, Investor Relations and Corporate Communications
312-344-4320

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FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit and property data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003

Statement of Operations and Other Data:
Total Revenues	$86,880	$76,816	$319,732	$307,815

Property Expenses	(28,960)	(24,282)	(108,336)	(99,544)
General & Administrative Expense	(11,491)	(6,441)	(39,569)	(26,953)
Amortization of Deferred Financing Costs	(510)	(445)	(1,931)	(1,764)
Depreciation of Corporate F,F&E	(315)	(281)	(1,280)	(1,236)
Depreciation and Amortization of Real Estate	(26,618)	(22,950)	(93,858)	(73,904)

Total Expenses	(67,894)	(54,399)	(244,974)	(203,401)

Interest Income	780	640	3,632	2,416
Interest Expense	(25,761)	(23,739)	(99,245)	(95,456)
Gain on Settlement of Interest Rate Protection Agreement (a)	133	—	1,583	—
Loss from Early Retirement of Debt (b)	(515)	—	(515)	(1,466)

(Loss) Income from Continuing Operations Before Equity in Net Income of Joint Ventures, Net and Income Allocated to Minority Interest	(6,377)	(682)	(19,787)	9,908

Equity in Net Income of Joint Ventures, Net (c)	(8)	(166)	36,451	539
Minority Interest Allocable to Continuing Operations	1,233	720	786	1,291

(Loss) Income from Continuing Operations	(5,152)	(128)	17,450	11,738

Income from Discontinued Operations (Including Gain on Sale of Real Estate of $20,018 and $22,158 for the Three Months Ended December 31, 2004 and 2003, respectively, and $80,656 and $78,884 for the Twelve Months Ended December 31, 2004 and 2003, respectively (d))	21,540	27,580	91,215	103,868
Minority Interest Allocable to Discontinued Operations (d)	(2,845)	(4,013)	(12,515)	(15,300)

Income Before Gain on Sale of Real Estate	13,543	23,439	96,150	100,306

Gain on Sale of Real Estate	7,259	6,574	16,755	15,793
Minority Interest Allocable to Gain on Sale of Real Estate	(959)	(957)	(2,299)	(2,326)

Net Income	19,843	29,056	110,606	113,773

Preferred Dividends	(2,310)	(5,044)	(14,488)	(20,176)
Redemption of Preferred Stock (e)	—	—	(7,959)	—

Net Income Available to Common Stockholders	$17,533	$24,012	$88,159	$93,597

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO FFO (f) AND FAD (f)

Net Income Available to Common Stockholders	$17,533	$24,012	$88,159	$93,597
Add: Depreciation and Amortization of Real Estate	26,618	22,950	93,858	73,904
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	743	2,868	5,408	11,441
Add: Income Allocated to Minority Interest	2,571	4,250	14,028	16,335
Add: Depreciation and Amortization of Real Estate- Joint Ventures (c)	307	374	3,893	1,397
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(7,287)	(11,919)	(32,189)	(38,488)
Less: Accumulated Depreciation/Amortization on Real Estate Sold- Joint Ventures (c)	(21)	(198)	(5,766)	(452)

Funds From Operations (“FFO”) (f)	$40,464	$42,337	$167,391	$157,734

Add: Loss From Early Retirement of Debt (b)	515	—	515	1,466
Add: Restricted Stock Amortization	1,813	1,574	6,866	5,913
Add: Amortization of Deferred Financing Costs	510	445	1,931	1,764
Add: Depreciation of Corporate F,F&E	315	281	1,280	1,236
Add: Redemption of Preferred Stock (e)	—	—	7,959	—
Less: Non-Incremental Capital Expenditures	(12,829)	(8,019)	(40,772)	(37,584)
Less: Straight-Line Rent	(2,270)	(1,601)	(6,742)	(2,815)

Funds Available for Distribution (“FAD”) (f)	$28,518	$35,017	$138,428	$127,714

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO EBITDA (f) AND NOI (f)

Net Income Available to Common Stockholders	$17,533	$24,012	$88,159	$93,597

Add: Interest Expense	25,761	23,739	99,245	95,456
Add: Depreciation and Amortization of Real Estate	26,618	22,950	93,858	73,904
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	743	2,868	5,408	11,441
Add: Preferred Dividends	2,310	5,044	14,488	20,176
Add: Redemption of Preferred Stock (e)	—	—	7,959	—
Add: Income Allocated to Minority Interest	2,571	4,250	14,028	16,335
Add: Loss From Early Retirement of Debt (b)	515	—	515	1,466
Add: Amortization of Deferred Financing Costs	510	445	1,931	1,764
Add: Depreciation of Corporate F,F&E	315	281	1,280	1,236
Add: Depreciation and Amortization of Real Estate- Joint Ventures (c)	307	374	3,893	1,397
Less: Accumulated Depreciation/Amortization on Real Estate Sold- Joint Ventures (c)	(21)	(198)	(5,766)	(452)
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(7,287)	(11,919)	(32,189)	(38,488)

EBITDA (f)	$69,875	$71,846	$292,809	$277,832

Add: General and Administrative Expense	11,491	6,441	39,569	26,953
Less: Net Economic Gains / (Losses)	(19,990)	(16,813)	(97,920)	(56,189)
Less: Equity in FFO of Joint Ventures (c)	(278)	(10)	(1,880)	(1,484)

Net Operating Income (“NOI”) (f)	$61,098	$61,464	$232,578	$247,112

Weighted Avg. Number of Shares/Units Outstanding- Basic	48,400	45,513	47,136	45,322
Weighted Avg. Number of Shares/Units Outstanding- Diluted	48,717	45,842	47,467	45,443
Weighted Avg. Number of Shares Outstanding- Basic	41,899	38,767	40,557	38,542
Weighted Avg. Number of Shares Outstanding- Diluted	42,216	39,096	40,888	38,663

Per Share/Unit Data:
FFO :
- Basic	$0.84	$0.93	$3.55	$3.48
- Diluted	$0.83	$0.92	$3.53	$3.47
(Loss) Income from Continuing Operations Less Preferred Stock Dividends and Redemption of Preferred Stock Per Weighted Average Common Share Outstanding:
- Basic	$(0.03)	$0.01	$0.23	$0.13
- Diluted	$(0.03)	$0.01	$0.23	$0.13
Net Income Available to Common Stockholders Per Weighted Average Common Share Outstanding:
- Basic	$0.42	$0.62	$2.17	$2.43
- Diluted	$0.42	$0.61	$2.16	$2.42
Dividends/Distributions	$0.6950	$0.6850	$2.7500	$2.7400

FFO Payout Ratio	83.1%	73.6%	77.4%	78.7%
FAD Payout Ratio	118.0%	89.0%	93.6%	97.2%

Balance Sheet Data (end of period):
Real Estate Before Accumulated Depreciation	$2,856,474	$2,740,800
Real Estate Held For Sale, Net	52,790	—
Total Assets	2,713,193	2,648,023
Debt	1,574,929	1,453,798
Total Liabilities	1,710,766	1,591,732
Stockholders’ Equity and Minority Interest	$1,002,427	$1,056,291

Property Data (end of period):
Total Properties	827	834
Total Gross Leasable Area (in sq ft)	61,670,735	57,925,466
Occupancy	90.1%	88.4%

a)	In March 2004, the Company entered into an interest rate protection agreement that fixed the interest rate on a forecasted offering of unsecured debt, which it designated as a cash flow hedge. This interest rate protection agreement had a notional value of $73,500, was effective from August 15, 2004 through August 15, 2009, and fixed the LIBOR swap rate at 3.326%. In May 2004, the Company reduced the projected amount of the future debt offering and settled $24,500 of this interest rate protection agreement for proceeds in the amount of $1,450.

In November 2004, the Company entered into an interest rate protection agreement that fixed the interest rate on a forecasted offering of unsecured debt, which it designated as a cash flow hedge. This interest rate protection agreement had a notional value of $48,980, was effective from January 10, 2005 through January 10, 2010 and fixed the LIBOR swap rate at 3.909%. The $133 recognized in 4Q 2004 represents the ineffective portion of this interest rate protection agreement.

b)	Represents the write-off of loan fees and prepayment penalty due to the early retirement of mortgage debt

c)	Represents the Company’s share of net income, depreciation and amortization of real estate and accumulated depreciation and amortization on real estate sold from the Company’s joint ventures in which it owns minority equity interests.

d)	In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 requires that the operations and gain (loss) on sale of qualifying properties sold and properties that were classified as held for sale be presented in discontinued operations. FAS 144 also requires that prior periods be restated.

e)	In accordance with the Securities and Exchange Commission’s July 31, 2003 clarification on Emerging Issues Task Force Abstract, Topic No. D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the Company recognized a charge during the twelve months ended December 31, 2004 from the redemption of its Series D, E and H Preferred Stock in the amount of $7,959, which represents the write-off of initial offering costs associated with the original issuances.

f)	Investors in and analysts following the real estate industry utilize FFO, NOI, EBITDA and FAD, variously defined, as supplemental performance measures. While the Company believes net income available to common stockholders, as defined by GAAP, is the most appropriate measure, it considers FFO, NOI, EBITDA and FAD, given their wide use by and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. FAD provides a tool to further evaluate the ability to fund dividends. In addition, FFO, NOI, EBITDA and FAD are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

The Company calculates FFO to be equal to net income available to common stockholders, plus depreciation and amortization on real estate, minus accumulated depreciation and amortization on real estate sold.

NOI is defined as revenues of the Company, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses. NOI includes NOI from discontinued operations.

EBITDA is defined as NOI, plus the equity in FFO of the Company’s joint ventures, which are accounted for under the equity method of accounting, plus Net Economic Gains (Losses), minus general and administrative expenses. Net Economic Gains/Losses are calculated by subtracting from gain on sale of real estate (calculated in accordance with GAAP, including gains on sale of real estate classified as discontinued operations) the recapture of accumulated depreciation and amortization on real estate sold. EBITDA includes EBITDA from discontinued operations.

FAD is defined as EBITDA, minus GAAP interest expense, minus preferred stock dividends, minus preferred stock redemption costs, minus straight-line rental income, plus restricted stock amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures are building improvements and leasing costs required to maintain current revenues.

FFO, NOI, EBITDA and FAD do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, EBITDA and FAD should not be considered as substitutes for net income available to common stockholders (calculated in accordance with GAAP), as a measure of results of operations, or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, EBITDA and FAD, as calculated by the Company, may not be comparable to similarly titled, but variously calculated, measures of other REITs or to the definition of FFO published by NAREIT.